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                                                                   EXHIBIT 10.21


                                SERVICE AGREEMENT


         This Service Agreement (this "Agreement") is made and entered into as of July 16, 2003 (the "Effective Date"), by and among aaiPharma Inc., a Delaware corporation with offices located in Wilmington, North Carolina ("AAI") and Athlon Pharmaceuticals, Inc., a Mississippi corporation with offices located in Birmingham, Alabama ("Athlon").


                                    RECITALS

         AAI has need of certain services from Athlon described in this Agreement.

         Athlon and AAI desire to enter into an agreement under which Athlon will provide such services to AAI.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:


1. DEFINITIONS:

"AAI Products" has the meaning set forth in Section 3.1 of this Agreement.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" and, with correlative meanings, the terms "controlled by" and "under common control with" means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

"Law" means any national, supranational federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental or Regulatory Authority, including all regulations and guidances of the FDA (including its current good manufacturing practices, or cGMP) or the DEA.

"Net Sales of the Products" means the gross amount invoiced by AAI or its Affiliates for sales of the AAI Products to third persons (not including an Affiliate of AAI), less (i) cash discounts actually taken, (ii) Medicaid/Medicare rebates, and (iii) actual AAI Product returns. Notwithstanding the foregoing, in no event will cash discounts, Medicare/Medicaid rebates and AAI Product returns exceed seven percent (7%) of the gross amount invoiced by AAI to third parties. Such amounts will be determined from AAI Financial Information maintained in accordance with U.S. Generally Accepted Accounting Principles.

"Party" means each of AAI and Athlon and "Parties" mean AAI and Athlon collectively.


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"Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship, other business organization, trust, union, association, or other entity.

2. TERM: The Agreement shall be in effect as of the Effective Date and shall remain in effect until the expiration of the Services Period (as defined in Section 3, below), unless sooner terminated in accordance with this Agreement (the "Term").

3. SCOPE OF SERVICES AND PROFESSIONALISM AND COMPLIANCE

         3.1 The Scope of Services.

         During the period beginning January 1, 2004 and ending December 31, 2006 (the "Services Period"), Athlon shall provide at least 125 sales representatives (the "Sales Representatives") who shall promote the AAI Products in first and second detail position (the "Services"). Athlon shall use the following targets in performing the first and second details during the Services
Period:

--------------------------------------------------------------------------------
                         Per Business Day  Per Calendar Month  Per Calendar Year
--------------------------------------------------------------------------------
Number of First Details        500               10,000              120,000
--------------------------------------------------------------------------------
Number of Second Details       500               10,000              120,000
--------------------------------------------------------------------------------
Total Details                 1000               20,000              240,000
--------------------------------------------------------------------------------

         Athlon shall use its best efforts to perform the Services as described herein and to meet the targets for number of details per business day, calendar month and calendar year as described above. For purposes of this Agreement, "AAI Products" shall mean any AAI product with 100 mg of propoxyphene napsylate combined with between 1 and 649 mg of acetaminophen and any product not approved by the FDA as of the Effective Date that contains a combination of propoxyphene hydrochloride (65 mg) and acetaminophen (1mg to 649 mg). By way of clarification, "AAI Products" shall not include Darvocet N(R) 100 (propoxyphene napsylate (100 mg) and acetaminophen (650 mg)).

         Within 15 days of the end of each calendar month during the Services Period, Athlon shall deliver to AAI a report detailing the number of details performed by Sales Representatives during the prior calendar month (the "Monthly Report").

         Athlon shall detail the specific AAI Product(s) to physicians (as agreed upon by both Parties) in the specific geographical areas, all as designated by AAI in writing from time to time, provided that such geographical areas are already being serviced by Athlon. AAI shall, at AAI's expense, deliver to Athlon all physician target data, sales reporting data, detail aids, including AAI Product samples, that AAI intends to be used by Sales Representatives in the performance of the Services.


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         3.2 Professionalism and Compliance.

         Athlon shall perform the Services to the best of its ability and shall require each Sales Representative to perform the Services (i) in a professional manner consistent with industry standards; and (ii) in conformance with that level of care and skill ordinarily exercised by professional contract sales organizations in similar circumstances. In addition, Athlon shall perform the Services and shall require each Sales Representative to perform the Services in compliance with all Laws.

4. COMPENSATION AND REIMBURSEMENT

         4.1 Compensation.

         As full compensation to Athlon under this Agreement, AAI will pay to Athlon (i) on the Effective Date Three Million Three Hundred Fifty Thousand Dollars ($3,350,000) for purposes of building its sales force to perform the Services, and (ii) One Million Two Hundred Thousand Dollars ($1,200,000) per calendar month during the Services Period for the performance of the Services (each, a "Calendar Payment"). All currency set forth in this Agreement shall be United States Dollars. Such payments shall be due and payable whether or not AAI launches the AAI Products; provided, however, that in the event AAI fails to launch the AAI Products for reasons beyond AAI's reasonable control (including, but not limited to the FDA's failure to approve the ANDA for the AAI Products) AAI may substitute any of its propoxyphene based pharmaceutical products for AAI Products, in which case, Athlon Sales Representatives shall detail such substitute product in accordance with the terms of this Agreement. AAI shall pay a Calendar Payment attributable to a calendar month within five (5) days after the end of such calendar month.

         AAI shall not be obligated to pay for any expenses incurred by Athlon or the Sales Representatives in the performance of the Services.

         4.2 Sales Achievement Incentives.

         AAI will pay to Athlon the following sales achievement incentive payments (each referred to herein as a "Incentive Payment" and collectively referred to herein as the "Incentive Payments" upon AAI achieving the respective sales thresholds:

            Sales Achievements                        Sales Incentive Payment
--------------------------------------------------------------------------------
1. The first, and only the first, time that       One Million Dollars
Net Sales of the AAI Products exceed              ($1,000,000).
$50 Million.
--------------------------------------------------------------------------------
2. The first, and only the first, time that       Two Million Five Hundred
Net Sales of the AAI Products exceed              Thousand Dollars ($2,500,000)
$100 Million.
--------------------------------------------------------------------------------
3. The first, and only the first, time that       Five Million Dollars
Net Sales of the AAI Products exceed              ($5,000,000)
$200 Million.
--------------------------------------------------------------------------------


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--------------------------------------------------------------------------------
4. The first, and only the first, time that       Five Million Dollars
Net Sales of the AAI Products exceed              ($5,000,000)
$300 Million.
--------------------------------------------------------------------------------

         By way of clarification, in no event will AAI be obligated to pay Incentive Payments in the aggregate in excess of Thirteen Million Five Hundred Thousand Dollars ($13,500,000). AAI will pay an Incentive Payment in immediately available funds by wire transfer into a bank account or accounts designated by Athlon no later than two business days prior to the due date for such Incentive Payment. An Incentive Payment shall be due within thirty (30) days of the date that a sales threshold has been reached.

         4.3 Inspection Right.

         Upon prior written notice and at mutually agreeable times, but not more than two (2) times per calendar year, AAI shall have the right to inspect the books and records of Athlon which relate to this Agreement for the purpose of auditing the documents and Monthly Reports with respect to the Services provided hereunder.

         4.4 Training.

         All training of Sales Representatives for purposes of providing the Services described hereunder will be paid for or provided by AAI, and in either case, all training shall be held on the premises of Athlon's regular business office unless otherwise agreed by the Parties.

5. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

         5.1 Athlon Representations and Warranties.

         Athlon represents and warrants that:

                  a. It shall perform the Services and cause its Sales Representatives to perform the Services in substantially the same manner that it would promote Athlon's own products.

                  b. Athlon has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Athlon has taken all action required by Law, its certificate of incorporation, by-laws or otherwise to be taken by it to authorize the execution and delivery of this Agreement by Athlon and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Athlon and, when duly authorized, executed and delivered by AAI, will constitute a legal, valid and binding obligation of Athlon enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors' rights generally.


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                  c. This Agreement and performance hereunder does not violate or constitute a breach under any organizational document of Athlon or any contract, other form of agreement, or judgment or order to which Athlon is a party or by which it is bound.

         5.2 AAI Representations and Warranties.

         AAI represents and warrants that:

                  a. AAI has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. AAI has taken all action required by Law, its organizational documents, or otherwise to be taken by it to authorize the execution and delivery of this Agreement by AAI and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AAI and, when duly authorized, executed and delivered by Athlon, will constitute a legal, valid and binding obligation of AAI enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

                  b. This Agreement and performance hereunder does not violate or constitute a breach under any organizational document of AAI or any contract, other form of agreement, or judgment or order to which AAI is a party or by which it is bound.

                  c. There is no pending proceeding that has been commenced against AAI that may have the effect of preventing, delaying, making illegal or otherwise interfering with AAI's duty to make any payments to Athlon pursuant to
Section 4 of this Agreement. To the knowledge of AAI, no such proceeding has been threatened and AAI has no knowledge of any other contingent or undisclosed liability that could effect AAI's ability to perform its obligations under
Section 4 of this Agreement.

         5.3 Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THIS AGREEMENT, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-INFRINGEMENT.

6. INSURANCE

         6.1 Athlon Insurance.

         Athlon shall maintain the following insurance during the Term and five
(5) years thereafter:

Comprehensive General Liability -            $5 million single/aggregate annual
                     Deductible or SIR       limit up to $50,000


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Product Liability                            $10 million single/aggregate annual
                                             limit up to $50,000

Workers Compensation -                       $2 million (except in States which
                                             require purchase of state insurance
                                             plan coverage; in those states the
                                             policy limits are whatever is
                                             provided by the State Plan).

Automobile Liability Insurance -             $1 million/occurrence
                                             $1 million/accident for bodily
                                             injury, including death and
                                             property damage

         6.2 AAI Insurance.

         AAI shall maintain the following insurance during the Term and five (5) years thereafter:

Comprehensive General Liability -            $5 million single/aggregate annual
                     Deductible or SIR       limit up to $50,000

Product Liability                            $10 million single/aggregate annual
                                             limit up to $50,000

Errors and Omissions                         $5 million single/aggregate annual
                     Deductible or SIR       limit up to $50,000

Workers Compensation -                       $2 million (except in States which
                                             require purchase of state insurance
                                             plan coverage; in those states the
                                             policy limits are whatever is
                                             provided by the State Plan).

Automobile Liability Insurance -             $1 million/occurrence
                                             $1 million/accident for bodily
                                             injury, including death and
                                             property damage

         6.3 Each Party will provide the other Party with evidence of it's insurance. Each Party will name the other Party as an additional insured under such Party's insurance policy (except that Athlon shall have no obligation to name AAI as an additional insured on its Product Liability policy), and will provide to the other Party at least thirty (30) days prior written notice of any change or cancellation to the such Party's insurance program.

7. CONFIDENTIALITY:

         The Confidentiality Agreement between the Parties, dated June 6, 2003 (the "Confidentiality Agreement"), is hereby incorporated herein by reference and shall continue in full force and effect except that (i) AAI is released from its obligations thereunder that pertain to the AAI Products and any assets related to the AAI Products, and (ii) all information pertaining to the AAI Products and any assets related to the AAI Products will be deemed to be


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Confidential Information of AAI as of the Effective Date and Athlon shall have the obligations of confidentiality, non-disclosure and non-use set forth in the Confidentiality Agreement with respect thereto; provided, however, that (i) the Purpose defined therein will be deemed to also include the exchange or observation of Confidential Information related to this Agreement and the consummation of the transactions described herein; and (ii) the obligations of the Parties under the Confidentiality Agreement will extend until the tenth
(10th) anniversary of the Effective Date.

8. INDEPENDENT CONTRACTOR

         Athlon and its directors, officers, and the persons providing Services under the Agreement are at all times independent contractors with respect to AAI. Persons provided by Athlon to perform Services shall not be deemed employees of AAI. AAI shall not be responsible for Athlon's acts or the acts of its officers, agents and employees while performing the Services whether on AAI premises or elsewhere.

9. OWNERSHIP OF PROPERTY AND DEVELOPMENTS

         All materials and documents supplied to either Party during the Term, by or through the other, which relate to the Services shall be, as between Athlon and AAI, the sole and exclusive property of the Party supplying such materials; provided, however, that in all events the assets related to the AAI Products shall remain the property of AAI. Each Party agrees to hold all such property and developments, confidential in accordance with Section 7 of this Agreement.

10. THIRD PARTY EMPLOYMENT

         AAI may not employ during the Term and two years thereafter any person known by AAI to be employed or formerly employed by Athlon to provide Services under this Agreement without the prior written consent to Athlon. In the event AAI breaches this Section 10, Athlon's sole remedies shall be to (a) provide AAI with written notice of such breach, in which case, AAI will be obligated to terminate such employee within thirty (30) days of receipt of such notice by AAI, and (b) AAI shall pay Athlon a cash payment of One Hundred Thousand Dollars ($100,000) per such employee hired. AAI agrees to provide notice to Athlon in the event that AAI is approached by a person known by AAI to be an Athlon employee, seeking employment by AAI.

11. INDEMNIFICATION

         11.1 Athlon Indemnities. Athlon shall indemnify, reimburse, and hold harmless AAI, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, liabilities, damages, pending, threatened or concluded lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys) (collectively, the "Damages") to the extent such Damages are incurred in connection with or arise out of (i) any breach of any covenant or agreement of Athlon herein; (ii) the breach of any representation or warranty made by Athlon in this Agreement (without regard to materiality qualifiers contained in such representations or warranties); (iii) the negligence or willful misconduct of Athlon, its employees, agents or contractors; (iv) acts or omissions outside


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the scope of this Agreement; and (v) the Sales Representatives being deemed to be employees or agents of AAI for Federal or State income tax purposes, under the Employee Retirement Income Security Act of 1974, as amended, or any employee benefit plans of AAI.

         11.2 AAI Indemnities. AAI shall indemnify, reimburse, and hold harmless Athlon, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages to the extent such Damages are incurred in connection with or arise out of (i) any breach of any covenant or agreement of AAI herein; (ii) the negligence or willful misconduct of AAI, its employees, agents or contractors (other than Athlon); (iii) the breach of any representation or warranty made by AAI in this Agreement (without regard to materiality qualifiers contained in such representations or warranties) and (iv) any product liability claims regarding the AAI Products or any other product produced or marketed by AAI, except to the extent such claims were caused by the breach of this Agreement by Athlon or the negligence or willful misconduct of Athlon, its employees, agents or contractors.

         11.3 Limitations on Liability. In no event shall any Party be liable for incidental, indirect, special, punitive, exemplary or consequential damages (including lost profits), NO MATTER HOW such damages or lost profits are incurred including a party's, or its employees', agents' or contractors' negligence, except to the extent that any such Damages or lost profits are inCurred by any third party for which such party has an obligation to indemnify hereunder.

         11.4 Time Limitations. Neither Party will have any liability for indemnification pursuant to Sections 11.1 or 11.2 unless on or before the fourth anniversary of the termination or expiration of this Agreement (with respect to all claims other than breaches of covenants) or on or before the later to occur of the fourth anniversary of the termination or expiration of this Agreement or four years after the breach of the relevant covenant (with respect to breaches of covenants), the otherwise liable Party is notified by the other Party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known. Any time limitations herein do not apply to payments due to Athlon pursuant to Sections 4.1 or 4.2 hereof.

         11.5 Limitations on Amount. Athlon will have no liability for indemnification pursuant to Section 11.1 (i), (ii), (iii), (iv) and (v) in excess of Five Million Dollars ($5,000,000), except to the extent such liability was caused by fraudulent or criminal conduct. AAI will have no liability for indemnification pursuant to Section 11.2(i), (ii), (iii) and (iv) in excess of Five Million Dollars ($5,000,000), except to the extent such liability was caused by fraudulent or criminal conduct. In addition, neither Party shall have liability for Damages pursuant to Section 11.1 (i), (ii), (iii), (iv) and/or (v) in the case of Athlon, and pursuant to Section 11.2(i), (ii), (iii) and (iv) in the case of AAI, until Damages exceed $50,000 in the aggregate, at which time such Party shall be liable for all Damages in excess of $50,000. Any limitations on amount herein do not apply to payments due to Athlon pursuant to Sections 4.1 or 4.2 herein.

         11.6 Procedure for Indemnification - Third Party Claims. Promptly after receipt by an indemnified party under Section 11.1 or 11.2 of notice of commencement of any proceeding against it by a third party (not a Party or Affiliate of a Party), such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the


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indemnifying party of the commencement of such claim. The failure to notify the indemnifying party within thirty (30) days of receipt of the third party claim notice will relieve the indemnifying party of any liability that it may have to any indemnified party with respect to such claim only to the extent the indemnifying party is actually prejudiced by the failure to provide such timely notice. If such notice is timely given, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes, may assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not be liable to the indemnified party under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such proceeding incurred after such notice. If the indemnifying party assumes the defense of the proceeding, (1) it will be conclusively established that for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; and (2) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within 30 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party, provided, however, that the indemnifying party is otherwise obligated to indemnify the indemnified party pursuant to this Article 11.

         11.7 Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

12. TERMINATION

         12.1 Immediate Termination

This Agreement may be terminated effective immediately upon giving written notice as follows:

         a. by either Party, in the event that the other Party has committed a material breach of this Agreement and such breach has not been cured within thirty (30) days of receipt of written notice from the non-breaching Party of such breach; or

         b. by either Party, in the event that the other Party has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within sixty (60) days of the filing, makes a general assignment for the benefit of creditors; or has a receiver appointed for a substantial portion of its assets.


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         12.2 Survival

         Termination or expiration of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination or expiration or any breach of any term of this Agreement prior to such termination. The rights and obligations of the Parties under Sections 1, 4.1, 4.2, 5, 6, 7, 9, 10, 11, 12.2, 14 and 15 of this Agreement shall survive the expiration or termination of this Agreement; provided, however, that, notwithstanding the foregoing, Section
4.1 shall not survive in the event AAI terminates this Agreement as a result of Athlon's breach of Section 5.1.a, which breach will be deemed to be a material breach of this Agreement.

13. PERFORMANCE OF DUTIES

         If Athlon is willing and able to proceed and perform its duties under this Agreement, and AAI launches the AAI Products and thereafter discontinues marketing the AAI Products at any time during the Services Period, then all compensation payable pursuant to Section 4.1 herein will nevertheless continue; provided, however, that AAI may substitute any of its propoxyphene based pharmaceutical products for AAI Products provided that AAI discontinues marketing the AAI Products for reasons beyond AAI's reasonable control, in which case, Athlon Sales Representatives shall detail such substitute product in accordance with the terms of this Agreement.

14. ATHLON COVENANTS

         Athlon agrees that as of the Effective Date and for and until December 31, 2006, Athlon will not market, promote, sell, export, import or distribute pharmaceutical products containing propoxyphene or any analog, derivative, improvement or variation of propoxyphene (each a "Competing Product"), anywhere in the world.

         In the event Athlon receives an offer from a third party to purchase a Competing Product during the period beginning as of the Effective Date and ending December 31, 2006, before Athlon accepts an offer from a third party to purchase the Competing Product Assets, Athlon will provide written notice to AAI of such offer (the "Competing Product Notice"), with such Competing Product Notice including the name of the proposed third party and the material terms, including price, of the proposed transaction (the "Material Terms"). AAI will have thirty (30) days after receipt of the Competing Product Notice (the "Negotiation Period") to notify Athlon of its interest in purchasing such Competing Product named in the Competing Product Notice by providing written notice to Athlon (the "Third Party Negotiation Notice"). The Parties shall negotiate in good faith during the Negotiation Period the terms, other than the Material Terms (which shall be fixed), for the purchase of such Competing Product Assets. In the event AAI does not deliver a timely Acceptance Notice or the Parties are unable to agree on non-Material Terms prior to the end of the Negotiation Period, Athlon shall be entitled to sell the Competing Product Assets to a third party on terms no more favorable to the third party than the Material Terms and the non-Material Terms that AAI indicated it could accept during the Negotiation Period.


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15. MISCELLANEOUS

         15.1 Notices

                  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:

                  If to AAI to:

                           aaiPharma LLC
                           2320 Scientific Park Drive
                           Wilmington, NC 28405
                           Attn:  David Hurley, President
                           Telephone:  (910) 254-7000
                           Facsimile:  (910) 815-2387

                  With a copy to:

                           aaiPharma Inc.
                           2320 Scientific Park Drive
                           Wilmington, NC 28405
                           Attn.:  General Counsel
                           Telephone:  (910) 254-7000
                           Facsimile:  (910) 815-2387

                  If to Athlon to:

                           Athlon Pharmaceuticals
                           P. O. Box 26708
                           Birmingham, AL 35260
                           Attn:  Bobby Joe King, Jr.
                           Telephone: 205-986-1111
                           Facsimile: 205-942-3074


                  With a copy to:

                           Joseph E. Varner, III
                           Brunini, Grantham, Grower & Hewes, PLLC
                           P. O. Drawer 119
                           Jackson, MS 39205
                           Telephone: 601-948-3101
                           Facsimile: 601-960-6902


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         All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto in accordance with the terms of this Section.

         15.2 Entire Agreement

         This Agreement supersedes all prior discussions and agreements, both written and oral, among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties with respect to the subject matter hereof.

         15.3 Waiver

         Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or otherwise afforded, will be cumulative and not alternative.

         15.4 Amendment

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party.

         15.5 Third Party Beneficiaries

         Except as otherwise expressly set forth in this Agreement, the terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights or remedies hereunder or thereunder upon any other Person.

         15.6 Assignment; Binding Effect

         Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party; provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to an Affiliate provided that such Affiliate agrees in writing to be bound by this Agreement. Such consent shall not be unreasonably withheld or delayed. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of its responsibility for the performance of any obligation.


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

Athlon may not subcontract any of its obligations hereunder without the prior written consent of AAI.

         15.7 Headings

         The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         15.8 Severability

         If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

         15.9 Governing Law and Jurisdiction

         This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts executed and performed in such state, without giving effect to the conflicts of laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the Courts of the State of Georgia, or, if it has or can acquire jurisdiction, in a United States District Court in Georgia, and each of the parties consents to the jurisdiction of such Courts (and of the appropriate appellate courts) in any such action or proceeding and waives to any objection to venue.

         15.10 Expenses

         Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

         15.11 Counterparts

         This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         15.12 Promotion and No Substitution. In the event the FDA approves ANDA #76-429 (the "Initial Product ANDA"), AAI will promote the AAI Product referenced in the Initial Product ANDA (the "Initial Product") during the Services Period and will not substitute other AAI Products for Initial Product under the this Agreement during the Services Period, except as agreed by AAI and Athlon.



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                                       13

         WHEREFORE, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

                                                   ATHLON PHARMACEUTICALS, INC.


                                                   By: /s/ Bobby J. King Jr.
                                                       -------------------------
                                                       Name: Bobby J. King Jr.
                                                       Title: President / CEO
                                                       Dated: July 16, 2003



                                                   aaiPHARMA INC.


                                                   By: /s/ David M. Hurley
                                                       -------------------------
                                                       Name: David M. Hurley
                                                       Title: President
                                                       Dated: July 16, 2003











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